Exhibit 4.2

Execution Version

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of February 16, 2017, among Orexigen Therapeutics, Inc., a Delaware corporation (the “Company”), U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America, as trustee under the Indenture referred to below (in such capacity, the “Trustee”) and as collateral agent under the Indenture referred to below (in such capacity, the “Collateral Agent”), and the Holders signatory hereto.

WITNESSETH

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Initial Indenture”), dated as of March 21, 2016, providing for the issuance of 0% Convertible Senior Secured Notes due 2020 (the “Notes”), as supplemented by a first supplemental indenture, dated as of December 19, 2016 (the “First Supplemental Indenture” and the Initial Indenture as supplemented by the First Supplemental Indenture, the “Indenture”);

WHEREAS, Section 10.02 of the Indenture provides that under certain circumstances the Company, the Trustee and the Collateral Agent may enter into a supplemental indenture to amend the Indenture with the consent of the Holders of a majority of the aggregate principal amount of the Notes then outstanding;

WHEREAS, in connection with the execution and delivery of this Second Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Sections 10.05 and 19.05 of the Indenture; and

WHEREAS, the Company has requested that the Trustee and the Collateral Agent execute and deliver this Second Supplemental Indenture and has satisfied all requirements necessary to make this Second Supplemental Indenture a valid instrument in accordance with its terms.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Second Supplemental Indenture mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.    AMENDMENTS TO THE INDENTURE.

(i)    Section 1.01 of the Indenture is hereby amended and supplemented by adding the following definition in the appropriate alphabetical order.

“Exchange Notes” means the Company’s 2.75% Convertible Exchange Senior Notes due 2020 under that certain Indenture, to be dated as of February 23, 2017, by and between the Company and U.S. Bank National Association, as trustee, in substantially the form attached as Exhibit A.

(ii)    Section 1.01 of the Indenture is hereby amended and supplemented by amending and restating in full the following definition in the appropriate alphabetical order:

“Permitted Indebtedness” means (i) Indebtedness in respect of the Notes in an aggregate principal amount not to exceed $165,000,000; (ii) Indebtedness outstanding on the date of the initial issuance of the Notes set forth on Schedule 1 hereto; (iii) unsecured Indebtedness, which, by its terms, is expressly subordinated to the Notes; provided, that no principal of such Indebtedness is scheduled to mature (or subject to mandatory repurchase or put rights, other than repurchase rights upon a Fundamental Change) earlier than the date that is one year after the Maturity Date; (iv) other unsecured Indebtedness, which, by its terms, ranks equally in right of payment with the Notes, in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding; (v) intercompany Indebtedness among the Company and any of its Wholly Owned Subsidiaries; provided, that (x) any Indebtedness owed by the Company to its Wholly Owned Subsidiaries shall be subordinated to the Notes and (y) any Indebtedness owed by a Non-Guarantor Subsidiary to a Note Party shall be pledged to the Collateral Agent in accordance with the Security Agreement; provided, further, that any subsequent issue or transfer of Capital Stock or other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof; (vi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within five Business Days of incurrence; (vii) Indebtedness under hedging or swap contracts solely to the extent entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any of its Subsidiaries are exposed in the conduct of their business or the management of their liabilities and not for speculative purposes; (viii) Indebtedness of any Subsidiary of the Company outstanding on the date on which such Subsidiary is acquired by the Company or otherwise becomes a Subsidiary of the Company that is non-recourse to the Company and its other Subsidiaries that are not Subsidiaries of such new Subsidiary (other than Indebtedness incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Subsidiary became a Subsidiary of the Company or was otherwise acquired by the Company) in an aggregate principal amount pursuant to this clause (viii) not to exceed $1,000,000 at any time outstanding; (ix) Permitted Refinancing Debt incurred in respect of Indebtedness incurred pursuant to clauses (i) (subject to Section 16.01), (ii), (iv) and (viii) above; (x) guarantees by the Company or any of its Subsidiaries of Indebtedness of the Company or any of its Subsidiaries (other than Indebtedness that is required to be non-recourse to the Company or its Subsidiaries) to the extent that the Guaranteed Obligations is permitted to be incurred by another of the clauses above or below in this definition of Permitted Indebtedness; provided, that if the Indebtedness being guaranteed is unsecured or is expressly subordinated to the Notes, then the guarantee must be unsecured or expressly subordinated, as applicable, to the same extent as the Indebtedness Guaranteed; (xi) Indebtedness (other than Indebtedness for money borrowed) in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance bonds, surety and appeals bonds and customs bonds in the ordinary course of business; (xii) Indebtedness in respect of netting services, overdraft protections and other cash management, intercompany cash pooling and similar arrangements in the ordinary course of business in connection with deposit accounts, Indebtedness in respect of automated clearing house transfers of funds and other payment services, and Indebtedness incurred by the Company or any of the Subsidiaries in the ordinary course of business under any commercial credit card program; (xiii) customer advances or deposits received in the ordinary course of business; (xiv) client advances or deposits received in the ordinary course of business; (xv) Indebtedness in respect of letters of credit, bank guarantees, surety or performance bonds and similar instruments issued for the Company’s or any Guarantor’s account or the account of any of its Subsidiaries in order to provide security for (a) workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements (in each case other than for or constituting an obligation for money borrowed), and (b) bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, customs bonds and obligations of a like nature (in each case other than for or constituting an obligation for money borrowed); (xvi)

Indebtedness incurred by the Company or any of its Subsidiaries consisting of the financing of insurance premiums in the ordinary course of business; (xvii) Indebtedness in respect of Capital Leases and Purchase Money Debt in an aggregate principal amount not to exceed $500,000 outstanding at any time; (xviii) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $500,000 at any time outstanding; and (xix) Indebtedness in respect of the Exchange Notes in an aggregate principal amount not to exceed $63,000,000; provided that the aggregate principal amount of the 2.75% Convertible Senior Notes due 2020 decreases on the date of issuance of the Exchange Notes by an amount equal to 100% of the aggregate principal amount of Exchange Notes issued by the Company.

(iii)    Section 4.13 of the Indenture is hereby amended and restated in full to read as follows:

Section 4.13. Limitations on the Prepayments, Etc. of Indebtedness.

(a)    The Company shall not, and shall not permit any of its Subsidiaries to, (i) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest and regularly scheduled principal shall be permitted) any Indebtedness of the Company or its Subsidiaries that is (a) of a type described in clause (i), (ii), (iii) and (iv) of the definition of Indebtedness and that is (x) unsecured, (y) secured by a Lien that is junior in priority to the Lien securing the Obligations or (z) subordinated to the Notes expressly by its terms or (b) otherwise expressly subordinated to the Obligations (in each case, other than Indebtedness among the Company and its Subsidiaries) (such Indebtedness under clauses (a) and (b), collectively, “Pari/Junior Financing”), except (A) the refinancing thereof with the net cash proceeds of, or in exchange for, any Permitted Refinancing Debt, (B) the conversion or exchange of any Pari/Junior Financing to or for Capital Stock (other than Disqualified Stock) of the Company, plus cash in lieu of any fractional share of such Capital Stock, (C) the repayment of revolving loans under any revolving credit facility of any Foreign Subsidiary constituting Permitted Indebtedness, (D) the use of up to $10,000,000 to repurchase the 2.75% Convertible Senior Notes due 2020; and (E) the conversion of any Exchange Notes in accordance with the terms thereof (including the payment in cash of the Additional Conversion Payment or any Interest Make-Whole Payment (each as defined therein)), or (ii) make any payment in violation of any subordination terms of any Pari/Junior Financing Documentation.

(b)    The Company shall not, and shall not permit any of its Subsidiaries to, amend, modify or change, in any manner that is materially adverse to the interests of the Holders, the payment obligations of the Company or its Subsidiaries under any Pari/Junior Financing, including, without limitation, by shortening the scheduled maturity date or the Weighted Average Life to Maturity thereof (other than as expressly permitted pursuant to Section 4.13(a)).

(iv)    Section 10.02 of the Indenture is hereby amended by inserting the following immediately after the words “provided, however”:

“that, without the consent of Holders representing at least 65% of the aggregate principal amount of the Notes then outstanding, no such supplemental indenture or amendment or other supplements to the Notes Documents shall amend or waive Section 4.13 to permit the redemption of any Exchange Notes; provided, further”

3.    CONSENT OF HOLDERS. Pursuant to Section 10.02 of the Indenture, the undersigned Holders, which make up a majority of Holders of the aggregate principal amount of the Notes outstanding as of the date hereof, hereby consent to this Second Supplemental Indenture, including Article 2 hereto.

4.    DISCLOSURE. The Company hereby agrees to file a Current Report on Form 8-K disclosing and attaching this Second Supplemental Indenture with the Securities and Exchange Commission on or before February 17, 2017.

5.    GOVERNING LAW. THIS SECOND SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SECOND SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6.    COUNTERPARTS. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy (which may be provided via facsimile or other electronic transmission) shall be an original, but all of them together represent the same agreement.

7.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first above written.

OREXIGEN THERAPEUTICS, INC.

By:	/s/ Jason Keyes
Name:	Jason Keyes
Title:	Senior Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee and as Collateral Agent

By:	/s/ Richard Prokosch
Name:	Richard Prokosch
Title:	Vice President

BAUPOST GROUP SECURITIES, L.L.C., AS A HOLDER

By:	The Baupost Group, L.L.C. its Managing Member

By:	/s/ Gregory A. Ciongoli
Name:	Gregory A. Ciongoli
Title:	Partner

ECOR1 CAPITAL FUND, L.P., as a Holder

By:	/s/ Oleg Nodelman
Name:	Oleg Nodelman
Title:	Managing Director

ECOR1 CAPITAL FUND QUALIFIED, L.P., as a Holder

By:	/s/ Oleg Nodelman
Name:	Oleg Nodelman
Title:	Managing Director